Exhibit 10.8

CNH INDUSTRIAL AMERICA LLC
SENIOR LEADERSHIP TEAM EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 17, 2021, by and among CNH Industrial America LLC (the “Company”) and Kevin Austin Barr (the “Executive”). This Agreement will be effective as of the date on which the Executive begins employment with the Company (the “Effective Date”), which is currently expected to be on March 19, 2021. Capitalized terms not otherwise defined have the meanings provided in the attached Definitions Annex.
In consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Purpose and Term
This Agreement is intended to provide payments and benefits to the Executive as a member of the Senior Leadership Team (the “SLT”) of the Company and its affiliates (the “CNH Industrial Group”), under the terms set forth. This Agreement will become effective as of the Effective Date and will remain in effect until the termination of the Executive’s employment; provided that Sections 6, 7, 8, 9, 10, 11, 13 and 14 will survive the termination of this Agreement and the Executive’s employment hereunder. The parties understand and agree that this Agreement does not alter the at-will status of the Executive’s employment and that either party will have the right to terminate the Executive’s employment at any time subject to the provisions below.
2.Position
The Company agrees to employ the Executive, and the Executive agrees to serve, as the Chief Human Resources Officer of the Company, with such duties, responsibilities and authority, as customary for such position and as may be determined from time to time by the Chief Executive Officer of CNH Industrial N.V. (the “CEO”), who may change, expand or limit such duties, responsibilities and authority. These duties, responsibilities and authority may extend to services with other members of the CNH Industrial Group. The Executive will devote best efforts and full business time and attention to the business and affairs of the Company and its affiliates; provided that the Executive may, subject to the prior approval of the CEO, serve on corporate, civic or charitable boards or committees, so long as such activities do not interfere in any material respect with the performance of the Executive’s responsibilities to the Company.
3.Compensation
a.Base Salary and Bonus. The Executive shall be entitled to a base salary of US $500,000 (gross) per year in accordance with the Company’s regular payroll schedule. The Executive will also be eligible for an annual cash bonus as determined for each year by the Company in its discretion and in accordance with the plans and arrangements that may be in effect from time to time. The Executive’s eligibility and any related bonus target (the “Annual Bonus Target”), which will equal no less than seventy-five percent (75%) of the Executive’s base salary in effect for the applicable year, and any conditions for eligibility and award of an annual bonus will be determined for each year by the Company and/or the Board of Directors of CNH Industrial N.V. (the “Board”) in its discretion. Any bonus actually paid to the Executive (or any part thereof) may be subject to any CNH Industrial Group clawback or recoupment policy that may be in effect from time to time.
b.Benefits. During the period of employment and while the Executive serves on the SLT, except as otherwise expressly provided, the Executive will be entitled to participate in employee benefit and other plans, policies and programs and benefits on a basis consistent with those provided generally to other members of the SLT in the same country of employment. The Executive shall also be eligible to participate in the CNH Industrial Supplemental Retiree Medical Plan (the “Retiree Medical Plan”) in accordance with and subject to the Retiree Medical Plan’s terms and conditions and underlying plan documents, except that Executive shall only be required to provide three years of SLT service to the Company, as opposed to five years of SLT service, to be eligible to receive benefits under the Retiree Medical Plan. In the event of the Executive’s termination of employment with the Company for any reason other than a termination by the Company for Cause or a resignation by the Executive with the permission of the Company, the Executive shall continue to be eligible for participation in the Retiree Medical Plan, in accordance with its terms and conditions and underlying plan documents; provided, however, that the Executive shall lose eligibility for the Retiree Medical Plan if the Executive breaches any provisions of this Agreement, or any other agreement, if applicable, including the restrictive covenants set forth in Section 11, or revokes or attempts to revoke the Release referenced in Section 7. During the period of employment, the Company will also reimburse the Executive for all ordinary and necessary business expenses incurred in connection with the business, in accordance with the Company’s policies as may be in effect from time to time.
c.Other Items. In addition to the base salary, bonus and benefits described above, the Executive shall receive or be provided the following in connection with his employment with the Company.
(i)Long-Term Incentive Awards.
(1)Subject to the terms of the CNH Industrial N.V. Equity Incentive Plan (the “Equity Plan”) and the applicable award agreements to be provided by the CNH Industrial Group, the Executive will be eligible to receive annual long-term incentive awards with an aggregate grant date value of no less than US $1,000,000 (the “Annual Target LTI Award”). Two-thirds of each Annual Target LTI Award will be in the form of performance-based restricted share units (the “PRSUs”) and one-third will be in the form of time-based restricted share units (the “RSUs”). Any long-term incentive award is subject to final approval by the Board in its sole discretion. With respect to the 2021-2023 performance period, in lieu of the Annual Target LTI Awards, the Executive will be eligible to receive a one-time long-term incentive award for such period with an aggregate grant date value of no less than US $3,000,000 (the “Initial Award”), two-thirds of which will be in the form of PRSUs and one-third of which will be in the form of RSUs.
(2)Any conditions for eligibility for additional long-term incentive awards will be determined by the CNH Industrial Group in its discretion. The CNH Industrial Group, in its sole discretion, may require that any long-term incentive awards actually delivered or paid to the Executive be subject to any CNH Industrial Group clawback or recoupment policy that may be in effect from time to time.
(3)The granting of and the terms and conditions of all long-term incentive program awards are subject to the approval of the Compensation Committee of the Board in its sole discretion. The Committee and the Board reserve the right to amend, suspend or terminate any or all provisions of the Equity Plan for the future years within the sole discretion of the Board or the Committee.
(ii)Treatment of Equity Awards on Termination. In the event Executive experiences a Qualifying Termination (other than in connection with a Change of Control under Section 6.C) prior to the settlement of the Initial Award and subject to the effectiveness of a Release and the other terms of Section 7, a pro-rata portion of the Initial Award will be eligible to vest based on the time Executive was employed during the vesting period and, with respect to the PRSUs, subject to the performance terms and conditions specified in the applicable award agreement. The pro-rata portion of the RSUs calculated in accordance with the prior sentence will vest and be settled within 60 days of the date of Executive’s Qualifying Termination and the pro-rata portion of the PRSUs calculated in accordance with the prior sentence will vest be settled based on actual performance within 60 days of the Company’s determination of performance, in each case subject to Section 7.
(iii)Car Benefit. The Company will provide the Executive with one leased Fiat Chrysler Automobiles vehicle, per the applicable policy, and will pay for maintenance and insurance and provide a fuel card, pursuant to the applicable policies of the Company. The Executive will be responsible for all taxes arising from such benefits.
4.Termination
The Executive’s employment with the Company may be terminated by the Executive or by the Company at any time, subject to any notice period required by applicable Local Law.
5.Additional Terms
The Executive agrees and acknowledges that, as an employee of the Company, the Executive will be subject to the CNH Industrial Group policies applicable to similarly-situated employees of the CNH Industrial Group as in effect from time to time (including but not limited to policies related to business ethics and conflicts of interest, human resources, trading in securities of the CNH Industrial Group, data protection, confidentiality and proprietary information). The Executive acknowledges that he is subject to CNH Industrial Group’s share ownership guidelines, which require that he own shares of CNH Industrial N.V. (including, to the extent permitted under the share ownership guidelines or other Company plans or policies, shares that are deemed owned by him (e.g. shares underlying certain equity awards)) with an aggregate value of not less than three (3) times base salary within five (5) years of the Effective Date. Fifty percent (50%) of all equity awards earned and delivered to the Executive will be subject to a holding period until the Company’s share ownership value is met.
6.Payments on Termination of Employment
a.On any Termination of Employment. On any termination of employment, the Executive will be entitled to receive any (i) earned but unpaid base salary through the Termination Date, (ii) accrued but unused vacation, in accordance with any applicable Company policy which may be in effect from time to time, and (iii) accrued expense reimbursements in accordance with applicable Company policies. Such payments are in addition to any Severance to which the Executive may be entitled.
b.Termination Other than in Connection with a Change of Control. If during the Executive’s service on the SLT, the Executive experiences a Qualifying Termination, other than in connection with a Change of Control under Section 6.C, the Executive will be entitled to receive cash severance equal to two (2) times the Executive’s Covered Compensation (the “Severance”). Subject in each case to the effectiveness of a Release and the other terms of Section 7, the Severance will be paid in equal installments over twenty-four (24) months through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date. The Executive will also be entitled to receive the Severance if, in circumstances not involving a Change of Control, within one year after the Executive’s SLT service ends (other than as a result of a voluntary resignation from SLT), the Executive’s employment terminates for reasons that would have otherwise constituted a Qualifying Termination.
c.Termination in Connection with a Change of Control. Subject to the Executive’s continued SLT service through the date of a Change of Control but without regard to whether such SLT service continues after a Change of Control, if within 24 months following a Change of Control the Executive experiences a Qualifying Termination or the Executive terminates employment with the Company for Good Reason, the Executive will be entitled, subject to the effectiveness of a Release and the other terms of Section 7 below, to (i) receive the Severance, payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day) and (ii) accelerated vesting of outstanding equity awards as set forth in Section 12(a) of the CNH Industrial N.V. Equity Incentive Plan for awards granted under that plan. Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” within the meaning of Section 409A (as defined below), then the Severance under this Section 6.C will not be paid in a lump sum but will instead be paid as set forth in Section 6.B.
7.Conditions to Receipt of Payments on Termination of Employment
The Executive’s entitlement to any Severance is subject to the Executive’s continued compliance with (i) each of the restrictive covenants set forth in Section 11 below and (ii) the Executive’s execution and non-revocation of a release of claims in the form generally used by the CNH Industrial Group and applicable to similarly-situated employees in the Executive’s work jurisdiction (the “Release”) within fifty-five (55) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any Severance and Retiree Medical Plan benefits or participation to which the Executive would otherwise be entitled. For the avoidance of doubt, the Executive’s right to any Severance and Retiree Medical Plan benefits will be forfeited to the extent such payment would have otherwise been due but for the Executive’s failure to provide the CNH Industrial Group with a duly executed and effective Release.
8.Clawback
The incentive compensation described in Sections 3 and the payments and benefits described in Section 6 above (and any other supplemental or incentive compensation the Executive may become entitled to under any other CNH Industrial Group plan or arrangement) is subject to any clawback or recoupment provision to the extent provided by any plan in which the Executive participates or as required by applicable law, and may be subject, in the discretion of the Company, to any CNH Industrial Group clawback or recoupment policy applicable to its senior executives that may be in effect from time to time prior to the Executive’s termination of employment.
9.No Other Rights
Other than as provided in Sections 3 and 6, the Executive will have no rights to any compensation or any other benefits hereunder. All other benefits, if any, due to the Executive following the Termination Date will be determined in accordance with the plans, policies and practices of the Company or any affiliate of the Company in effect on the Termination Date. Whether the Executive’s employment has terminated for purposes of any CNH Industrial Group plan or arrangement will be determined solely on the basis of the applicable terms of the plan or arrangement.
10.No Duplication; No Mitigation
This Agreement is not intended to, and will not result in any duplication of payments or benefits to the Executive. Accordingly, if the Executive becomes entitled to statutorily-required severance payments, the Executive will receive the greater of such statutorily-required severance and the Severance, or will have the amount of the Severance reduced by the statutorily-required severance paid to the Executive, as required by applicable Local Law and subject to compliance with Section 409A, as defined below.
The Executive will be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement in order for the Executive to receive the Severance, and the amounts due under this Agreement will not be subject to any offset on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

11.Restrictive Covenants
The Executive hereby agrees to the following restrictions and acknowledges and recognizes the highly competitive nature of the businesses of the CNH Industrial Group:
a.Non-Solicitation/Non-Competition. During the Non-Solicitation Period, the Executive will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.
During the Non-Competition Period, the Executive will not, directly or indirectly anywhere in the world: (i) engage in any Competitive Business; (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership position of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange); or (iv) interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand.
The Executive understands that the provisions of this Section 11 may limit the Executive’s ability to earn a livelihood in a business similar to the business of the CNH Industrial Group but the Executive nevertheless agrees and hereby acknowledges that the business of the Company and its affiliates is a worldwide business and that such provisions: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the CNH Industrial Group; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, sophistication, skills and abilities, the Executive agrees that the Executive will not assert that, and it should not be considered that, any provision of Section 11 otherwise is void, voidable or unenforceable or should be voided or held unenforceable.
It is expressly understood and agreed that, although the Executive and the CNH Industrial Group consider the restrictions contained in this Section 11 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 11 or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement. It is further understood and agreed that the covenants in this Section 11 are in addition to, and not in lieu of, any similar covenants or agreements to which the Executive may be subject under any plan of or agreement with the Company or any of its affiliates.
b.Nondisparagement. The Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or any of their officers, directors or managers other than to the extent reasonably necessary in order to (i) assert in good faith a bona fide claim against the Company or its affiliates arising out of the Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.
c.Confidentiality. The Executive will not, without the prior written consent of the CNH Industrial Group, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information, except (i) while employed, in good faith furtherance of the Executive’s duties and responsibilities to the Company and its affiliates or (ii) as required by a court, governmental agency, administrative body or legislative body (including a committee thereof), in each case with jurisdiction; provided, that in the event that the Executive is ordered by any of the preceding to disclose any Confidential Information, the Executive will: (i) promptly notify the CNH Industrial Group of such order; (ii) at the written request of the CNH Industrial Group, diligently contest such order at the sole expense of the CNH Industrial Group; and (iii) at the written request of the CNH Industrial Group, seek to obtain, at the sole expense of the CNH Industrial Group, such confidential treatment as may be available under Local Laws for any information disclosed under such order. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not); provided that the Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity.
The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
d.Cooperation With Investigations and Litigation. The Executive shall, during and after the Executive’s employment with the CNH Industrial Group, cooperate with the Company or at the Company’s direction in any internal or governmental investigation, or any litigation, arbitration or governmental or regulatory proceeding regarding the Company or any of its affiliates as to which the Executive may have relevant knowledge, including making himself reasonably available to consult with and/or be interviewed by the Company’s counsel or counsel to the relevant governmental or regulatory authority, to provide information and documentation in the Executive’s possession and to give testimony. The Company will reimburse the Executive for reasonable and documented out-of- pocket expenses the Executive incurs in extending such cooperation. Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his rights in this Section 11 or restrict or limit the Executive from cooperating with any valid governmental or regulatory inquiry or providing truthful information in response to a subpoena, other legal process or valid governmental or regulatory inquiry.
e.Enforcement and Clawback. If (i) at any time the Executive breaches any of the provisions of Section 11 or materially breaches (or revokes or attempts to revoke) the Release, or (ii) within two (2) years after the Termination Date, the Company determines that grounds existed, on or before the Termination Date, including before the Effective Date of this Agreement, for the Company to terminate the Executive’s employment for Cause, then: (1) no further payments or benefits will be due to the Executive under this Agreement; and (2) the Executive will promptly repay to the Company, in a cash lump sum, the total amount of any Severance previously received by the Executive under this Agreement (which will, for the avoidance of doubt, be calculated as the gross amount paid by the Company on a pre-tax basis).
The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11.A, B. or C would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 6 of this Agreement upon a determination that the Executive has violated any provision of Section 11.A to D, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Executive had not violated such provision of Section 11.
12.Special Provisions for U.S. Taxpayers
The payments and benefits under this Agreement are intended to be exempt from, or to comply with, Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted and administered accordingly. To extent that the Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid to the Executive during the six (6) months beginning on the Termination Date would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A), the payment or benefit will be paid or provided to the Executive on the earlier of the business day following (i) the six-month anniversary of the Termination Date, (ii) a change in ownership or effective control of the Company (within the meaning of Section 409A) or (iii) the Executive’s death. In addition, any payment or benefit due as a result of the Executive’s termination of employment or that is triggered by the Executive’s Termination Date that represents “deferred compensation” within the meaning of Section 409A will be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h), and any amounts constituting “deferred compensation” will not be subject to any right to set-off or offset. To the extent applicable, each payment made under this Agreement will be deemed to be a separate payment, and amounts payable pursuant to Section 6 will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
13.Withholding Taxes
The Company will withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as the Company determines in its discretion may be required to be withheld pursuant to any applicable Local Law.
14.Miscellaneous
a.No Effect on Other Benefits. Any payment or benefit received by the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in this Agreement.
b.Employment Status. This Agreement does not guarantee the Executive employment with the Company or any affiliate, or service on the SLT, for any specified period and does not limit the right of the Company or any affiliate of the Company to terminate the employment of the Executive or the Executive’s service on the SLT at any time for any reason or no reason or to change the status of the Executive’s employment or to change any employment policies, subject to the terms of this Agreement.
c.Section Headings. The section headings contained in this Agreement are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Agreement.
d.Assignment. This Agreement will inure to the benefit of and will be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement had the Executive continued to live, all such amounts, unless otherwise provided, will be paid in accordance with the terms of this Agreement, or as determined by the Company, to the Executive’s estate. The Executive’s rights under this Agreement will not otherwise be transferable or subject to lien or attachment.
e.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
f.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
If to the Company:
CNH Industrial America LLC
6900 Veterans Boulevard
Burr Ridge, IL 60527-5640
United States
Attn: Chief Human Resources Officer

If to the Executive: to the address most recently on file in the payroll records of the Company or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail.
g.Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way, and is intended to be in lieu of any other cash severance benefits provided under any plan of the CNH Industrial Group.
h.Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
i.Choice of Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of Illinois,

without giving effect to any choice of law or conflict of law provision or rule that may cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.
CNH INDUSTRIAL AMERICA LLC

/s/ Scott Wine
Scott Wine
Chief Executive Officer

Date Signed: March 17, 2021

/s/ Kevin Barr
Kevin Austin Barr
Chief Human Resources Officer

Definitions Annex
“Cause” means the Executive’s (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) engagement in any conduct which constitutes an employment disqualification under applicable Local Law; (iii) continued material failure to perform his duties after notice from the Company; (iv) material violation of the Company or CNH Industrial N.V.’s codes of conduct or any other CNH Industrial Group policy as in effect from time to time or (v) breach of any of the material terms of this Agreement or any other agreement between the Executive and the Company or any of its affiliates.
“Change of Control” has the meaning provided in the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or its successor.
“Competitive Business” means, as of any date, including during the Non-Competition Period or Non-Solicitation Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment, construction equipment, commercial vehicles and/or powertrain technologies, or any affiliate thereof in any geographical area in which the Company or any of its affiliates conducts such business (including but not limited to AB Volvo, AGCO Corp., Caterpillar Inc., Cummins Inc., Deere & Co, Navistar International Corp, and PACCAR Inc.); provided, that, any affiliates of CNH Industrial Group as of the date of this Agreement, including, for the avoidance of doubt, Stellantis N.V. and Ferrari S.p.A. or any of their partners in a strategic alliance, shall not be deemed a "Competitive Business”.
“Confidential Information” means information about the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of the Company or any of its affiliates or their customers, that, in any case, is not otherwise available to the public (other than by the breach of any confidentiality obligation).
“Covered Compensation” means the Executive’s annualized base salary rate (including SLT supplemental base payments) in effect as of the Executive’s Termination Date.
“Disability” means the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
“Good Reason” means, after a Change of Control and without the Executive’s consent, (i) a material diminution in the Executive’s annual base salary, (ii) a material diminution in the Executive’s duties and authority as in effect immediately before a Change of Control (it being understood that any change in reporting structure will not be a material diminution in the Executive’s duties and authority) or (iii) any material uncured breach of this Agreement by the Company. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) the Executive gives a notice of termination within 90 days after the Executive becomes aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, and (b) the Company is given 30 days after the Company receives notice from the Executive of the
A-1
4841-5318-6273 v.2

event purporting to constitute Good Reason to cure such event. In addition, the Executive’s Termination Date must occur no later than 30 days after the Company’s failure to cure the Good Reason event provided in the notice. For the avoidance of doubt, any modification of the duties and/or authority of the Executive will not constitute Good Reason if the Executive remains a member of and retains duties and authority consistent with membership on the SLT or any successor or similar management council or body of the Company or its successor after a Change of Control.
“Local Laws” means local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority applicable to the country of the Executive’s primary work location.
“Non-Competition Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the second (2nd) anniversary of the Termination Date.
“Non-Solicitation Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the third (3rd) anniversary of the Termination Date.
A “Qualifying Termination” means a termination by the Company of the Executive’s service as an employee of the Company and all of its affiliates during the Executive’s service on the SLT for any reason other than: (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s resignation (other than with Good Reason within 24 months after a Change of Control); or (iv) for Cause.
“Termination Date” means the date upon which the Executive’s employment with the Company and its affiliates ends, for any reason.
A-2
4841-5318-6273 v.2